Mike Dramytinos was born and currently resides in Athens, Greece. After his service in the Greek Army ended, Mr. Dramytinos began work in the hotel industry; first as Food & Beverage Manager and Assistant Director at the Hotel Grande Bretagne, and then as General Manager of the Hotel Casino--Mont Parnes in Athens. Mr. Dramytinos then went on to found Promota Hellas, S.A. ("Promota Hellas"), a Greek Company that is listed on the Athens Stock Exchange. Promota Hellas is the leading company in Greece that manufactures and distributes (a) gifts that promote a Company's products or services; (b) corporate gifts; (c) textile promotions; and (d) advertising gifts. Promota Hellas is the largest company in the Business Gifts and Premium sector in Greece, and one of the five
(5) largest companies of its kind in the European Union. For the past three consecutive years, Promota Hellas has been named to the list of the 500 fastest growing companies in Europe. Mr. Dramytinos is currently the Managing Director and President of Promota Hellas. Mr. Dramytinos has served as the Vice-President of the International Partnership for Premiums and Gifts, and was the first President of the Greek Association of Business Gifts Dealers. He is a member of the Greek Chamber of Commerce, the German Present Service Institute, and the American Advertising Specialty Institute. Mr. Dramytinos is President of Promota Bulgaria AD, a Bulgarian company listed on the Bulgarian Stock Exchange, Promota Aeropark AD, a Bulgarian Company listed on the Bulgarian Stock Exchange, and a subsidiary of Promota International, Inc., and Bulgarian Information Technologies AD (BITEX), a Bulgarian company in the process of being listed on the Bulgarian Stock ExchangeHe is fluent in Greek, English, German, French, Italian and Danish.


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